Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS FOURTH QUARTER OPERATING INCOME OF $492 MILLION

AFTER SUPERSTORM SANDY LOSSES OF $393 MILLION AFTER-TAX;

BOOK VALUE UP 2.1% IN QUARTER WITH OPERATING ROE OF 8%

•	Book value and tangible book value up 13.1% and 15.5% for the year

•	Full-year net income up over 75% and operating income up over 12%

•	Full-year combined ratio was 93.9%; operating ROE was 11.0%

•	Total net premiums written up 6.0% for the year in constant dollars and 9.1% excluding crop insurance

•	Full-year underwriting income was $1.2 billion, up over 11%

•	Full-year investment income was $2.2 billion, down 2.8%

•	Operating cash flow was $4 billion for the year

ZURICH — January 29, 2013 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended December 31, 2012, of $2.22 per share, compared with $2.15 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $1.43 per share, compared with $1.90 per share for the same quarter last year.(2) After-tax catastrophe losses for the fourth quarter 2012 were $400 million, net of reinsurance and including reinstatement premiums, or $1.16 per share, compared with $137 million, or $0.40 per share, for the same quarter last year. Book value and tangible book value increased 2.1% and 2.7%, respectively, from September 30, 2012. Book value and tangible book value per share now stand at $80.90 and $66.28, respectively. Operating return on equity (ROE) for the quarter was 8.0%.(2) The property and casualty (P&C) combined ratio for the quarter was 105.5%, which includes net pre-tax losses from Superstorm Sandy of $502 million ($393 million after-tax) and a pre-tax charge for asbestos and environmental and other run-off business of $140 million ($90 million after-tax). Operating income includes a tax benefit of $121 million from the favorable resolution of prior years’ tax matters.

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2012	2011	Change	2012	2011	Change
Net income	$765	$735	4%	$2.22	$2.15	3%
Net realized gains (losses), net of tax	273	87	214%	0.79	0.25	216%

Income excluding net realized gains (losses), net of tax (2)	$492	$648	(24)%	$1.43	$1.90	(25)%

For the year ended December 31, 2012, net income was $7.89 per share, compared with $4.52 per share for 2011. Income excluding net realized gains (losses) was $7.65 per share, compared with $6.84 per share for 2011. Book value increased $3.2 billion, up 13.1% from December 31, 2011, and tangible book value increased $3.0 billion, up 15.5%. The P&C combined ratio for the year was 93.9%.

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2012	2011	Change	2012	2011	Change
Net income	$2,706	$1,540	76%	$7.89	$4.52	75%
Net realized gains (losses), net of tax	82	(791)	NM	0.24	(2.32)	NM

Income excluding net realized gains (losses), net of tax (2)	$2,624	$2,331	13%	$7.65	$6.84	12%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a good fourth quarter, which contributed to an excellent year. Even with the impact of Superstorm Sandy, we produced over $490 million of operating income and increased book value per share 2%. These results continue to demonstrate the strength of our underwriting culture and balance sheet, and the benefits of our globally diversified business.

“For the year, after-tax operating income was $2.6 billion, up 13% from 2011. We produced $1.2 billion in underwriting income – an increase of 11% over prior year – and a combined ratio of 93.9%. This is an excellent underwriting result, particularly given the worst drought conditions in the U.S. in 25 years as well as the losses from Sandy. We also produced strong investment results, with investment income down less than 3% – a good performance considering record low interest rates. Our operating ROE was 11% and per share book value grew 12% for the year, bringing three-year and five-year compounded annual book value per share growth to 11.4% and 10.7%, respectively.

“Net premiums globally grew 6% for the year and in constant dollars – 9% excluding our crop insurance business. Our premium revenue growth is benefitting from an improved price environment in the U.S., our large and growing business presence around the world in Asia, Latin America and Europe, and our unique and balanced portfolio of insurance products including commercial, specialty and personal P&C,

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personal accident and life. Insurance pricing in the U.S. continues to improve and price increases are spreading to more product classes – a trend that has continued into the first quarter. With low interest rates pressuring industry returns, we expect this orderly and rational trend of price increases to continue. For our company, a continued focus on underwriting discipline, enhanced through the use of portfolio management and data analytics, is contributing significantly to both our premium growth and underwriting profitability, and we expect this discipline will continue to make a notable difference in our results going forward.”

Operating highlights for the quarter and full year ended December 31, 2012, were as follows: (1)

•

For the quarter, P&C net premiums written increased 0.3%, and 0.7% on a constant-dollar basis. Excluding the company’s crop insurance business, P&C net premiums written increased 7.2%, and 7.8% on a constant-dollar basis. For the year, P&C net premiums written increased 4.7%, and 6.3% on a constant-dollar basis. Excluding the crop insurance business, P&C net premiums written for the year increased 8.0%, and 9.9% on a constant-dollar basis.

•

Total pre-tax and after-tax catastrophe losses including reinstatement premiums for the quarter were $511 million, and $400 million, respectively, which included Superstorm Sandy losses of $502 million and $393 million pre-tax and after-tax, respectively. Total pre-tax and after-tax catastrophe losses for the same quarter in 2011 were $155 million and $137 million, respectively.

•

The P&C combined ratio for the quarter was 105.5%, which includes losses from Superstorm Sandy and a pre-tax charge for asbestos and environmental and other run-off business reserve strengthening of $140 million ($90 million after-tax).

•

The P&C current accident year combined ratio for the quarter excluding catastrophe losses improved to 91.4% compared with 92.0% last year. Excluding crop insurance and catastrophe losses, the P&C current accident year combined ratio for the quarter was 90.9% compared with 92.9% last year.

•

Favorable prior period development pre-tax for the quarter, including the charge for asbestos and environmental, was $37 million, representing 1.1 percentage points of the combined ratio. The quarter included a reserve charge for asbestos and environmental and other run-off business of $140 million of which $118 million was a pre-tax addition to our asbestos and environmental reserves.

•	The P&C expense ratio for the quarter was 30.0% compared with 29.6% last year. For the year, the P&C expense ratio was 28.2% compared with 28.7% in 2011.

•	Operating cash flow was $970 million for the quarter and $4.0 billion for the year.

•	Net loss reserves increased $780 million for the year.

•	The underwriting loss (2) for the quarter was $90 million. Underwriting income (2) for the year was up 11.2% to $1.24 billion compared with $1.12 billion in 2011.

•

Net investment income for the quarter was $567 million compared with $565 million in 2011. The quarterly amount included $42 million of greater than expected private equity and other distributions and the income benefit of an insurance contract classified as a deposit. Net investment income for the year was $2.2 billion, down 2.8% compared to last year.

•	The operating effective tax rate (2) for the quarter and year included a tax benefit of $121 million from the favorable resolution of prior years’ tax matters.

•

Net realized and unrealized gains pre-tax for the quarter totaled $189 million, which included net realized gains from derivative accounting related to variable annuity reinsurance of $173 million, including the effect of foreign exchange.

•	Operating return on equity (2) was 8.0% for the quarter and 11.0% for the year. Return on equity computed using net income was 11.2% and 10.4% for the year.

•	Book value per share (2) increased 1.9% to $80.90 from $79.36 at September 30, 2012, and increased 12.0% from $72.22 at December 31, 2011.(3)

•	Tangible book value per share (2) increased 2.5% to $66.28 from $64.67 at September 30, 2012, and increased 14.3% from $57.97 at December 31, 2011.

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Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter and full year ended December 31, 2012, include:

•

Insurance-North American: Net premiums written decreased 6.5% for the quarter primarily due to increased crop insurance premium cessions to the U.S. government as a result of the government’s crop insurance profit and loss calculation formula. Excluding the crop insurance business, net premiums written increased 6.9%. For the quarter, the combined ratio was 111.9% compared with 91.0%. For the quarter, the current accident year combined ratio excluding catastrophe losses was 90.0% compared with 90.3% last year, and excluding the crop insurance business it was 88.5%. For the year, the combined ratio was 97.1% compared with 93.8% last year. For the year, the current accident year combined ratio excluding catastrophe losses was 93.4% compared with 91.5% last year, and excluding the crop insurance business it was 90.1%.

•

Insurance-Overseas General: Net premiums written increased 7.1% for the quarter, and 8.5% on a constant-dollar basis. The combined ratio was 95.4% compared with 94.5%. The current accident year combined ratio excluding catastrophe losses was 92.5% compared with 93.4% last year. For the year, the combined ratio was 89.7% compared with 94.5% last year. For the year, the current accident year combined ratio excluding catastrophe losses was 92.2% compared with 93.1% last year.

•

Global Reinsurance: Net premiums written increased 12.0% for the quarter. The combined ratio was 101.7% compared with 77.1%. The current accident year combined ratio excluding catastrophe losses was 69.9% compared with 75.3% last year. For the year, the combined ratio was 77.5% compared with 85.6% last year. For the year, the current accident year combined ratio excluding catastrophe losses was 72.8% compared with 75.2% last year.

•	Life: Operating income for the quarter was $74 million compared with $79 million last year. Excluding the life reinsurance business, operating income was up $5 million.

Please refer to the ACE Limited Financial Supplement, dated December 31, 2012, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

The company also issued 2013 guidance. Operating income is expected to range between $6.60 and $7.00 per share. Catastrophe losses included in the estimate are $475 million pre-tax ($395 million after-tax), which are in line with last year’s catastrophe loss guidance. The operating income projections included in this guidance are for current accident year results only and by definition do not include any estimate for prior period reserve development.

ACE will host its fourth quarter earnings conference call and webcast on Wednesday, January 30, 2013, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 877-681-3375 (within the United States) or 719-325-4880 (international); passcode 3252473. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, February 13, 2013 and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 3252473.

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The ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of the ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

(1)	All comparisons are with the same period last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income (loss) is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating effective tax rate is a non-GAAP financial measure. The numerator excludes tax on net realized gains (losses). The denominator excludes net realized gains (losses), before tax.

Operating return on equity (ROE) or ROE calculated using income excluding net realized gains (losses) is an annualized non-GAAP financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Book value per common share is shareholders’ equity divided by the shares outstanding.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

See reconciliation of Non-GAAP Financial Measures on pages 21-22 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

(3)

The book value amounts reflect the effects of new accounting guidance for deferred acquisition costs that is retrospectively applied to periods prior to January 1, 2012. Refer to the Financial Supplement page 1 for further detail.

NM - not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, pricing and product mix, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31	December 31
	2012	2011
Assets
Investments	$60,264	$55,676
Cash	615	614
Insurance and reinsurance balances receivable	4,147	4,387
Reinsurance recoverable on losses and loss expenses	12,078	12,389
Other assets	15,441	14,255

Total assets	$92,545	$87,321

Liabilities
Unpaid losses and loss expenses	$37,946	$37,477
Unearned premiums	6,864	6,334
Other liabilities	20,204	19,178

Total liabilities	65,014	62,989

Shareholders’ equity
Total shareholders’ equity	27,531	24,332

Total liabilities and shareholders’ equity	$92,545	$87,321

Book value per common share (2)	$80.90	$72.22

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Gross premiums written	$5,146	$4,864	$21,593	$20,831
Net premiums written	3,657	3,630	16,075	15,372
Net premiums earned	3,848	3,831	15,677	15,387
Losses and loss expenses	2,683	2,286	9,653	9,520
Policy benefits	142	119	521	401
Policy acquisition costs	636	632	2,446	2,472
Administrative expenses	553	531	2,096	2,068

Underwriting income (loss) (2)	(166)	263	961	926
Net investment income	567	565	2,181	2,242
Net realized gains (losses)	272	83	78	(795)
Interest expense	63	63	250	250
Other income (expense):
Gains (losses) from separate account assets (2)	11	3	29	(36)
Other	9	4	(23)	(45)
Income tax expense (benefit)	(135)	120	270	502

Net income	$765	$735	$2,706	$1,540

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$1.43	$1.90	$7.65	$6.84
Net income	$2.22	$2.15	$7.89	$4.52
Weighted average diluted shares outstanding	343.7	341.0	342.7	340.8
Loss and loss expense ratio	75.5%	63.4%	65.7%	66.0%
Policy acquisition cost ratio	16.2%	16.3%	15.3%	15.8%
Administrative expense ratio	13.8%	13.3%	12.9%	12.9%

Combined ratio	105.5%	93.0%	93.9%	94.7%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Gross Premiums Written
Insurance - North American	$2,528	$2,394	$10,741	$10,360
Insurance - Overseas General	1,925	1,818	7,702	7,467
Global Reinsurance	149	132	1,070	1,014
Life	544	520	2,080	1,990

Total	$5,146	$4,864	$21,593	$20,831

Net Premiums Written
Insurance - North American	$1,518	$1,624	$7,208	$6,851
Insurance - Overseas General	1,476	1,378	5,863	5,629
Global Reinsurance	146	132	1,025	979
Life	517	496	1,979	1,913

Total	$3,657	$3,630	$16,075	$15,372

Net Premiums Earned
Insurance - North American	$1,608	$1,662	$7,019	$6,911
Insurance - Overseas General	1,497	1,450	5,740	5,614
Global Reinsurance	254	249	1,002	1,003
Life	489	470	1,916	1,859

Total	$3,848	$3,831	$15,677	$15,387

Income Excluding Net Realized Gains (Losses) (2)
Insurance - North American	$170	$342	$1,062	$1,177
Insurance - Overseas General	246	169	994	691
Global Reinsurance	74	125	499	401
Life	74	79	324	315
Corporate	(72)	(67)	(255)	(253)

Total	$492	$648	$2,624	$2,331

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